Exhibit 99.3

FAIRMOUNT BANCORP, INC.

COMPENSATION COMMITTEE CHARTER

1.	Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors of Fairmount Bancorp, Inc. (the “Company”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibilities relating to the compensation and benefits provided to the Company’s directors and executive management. For the purposes of this Charter, “executive management” means all individuals qualifying as “officers” of the Company as defined by SEC regulations. The Committee is authorized to review, evaluate and recommend various benefit plans and overall compensation strategy for the Company.

2.	Committee Membership

The Committee shall be comprised of three or more directors, each of whom shall satisfy the independence requirements of the Nasdaq Stock Market and shall qualify as an “outside director” under Section 162(m) of the Internal Revenue Code and as a “non-employee director” under Rule 16b-3 of the SEC’s regulations. The Board shall determine the number of Committee members provided the minimum number is three directors.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified. The Chairperson of the Committee shall be elected by the Board. The Board shall appoint a new member or members in the event that there is a vacancy on the Committee that reduces the number of members below three, or in the event that the Board determines that the number of members on the Committee should be increased. The entire Committee or any individual Committee member may be removed without cause by the affirmative vote of a majority of the entire Board. Any Committee member may resign effective upon giving written notice to the Chairperson of the Board or the Corporate Secretary.

3.	Authority and Responsibilities

To fulfill its responsibilities and duties under this Charter, the Committee shall have the authority to:

a.	Review, evaluate and recommend Company objectives relevant to the Chief Executive Officer’s compensation; evaluate the Chief Executive Officer’s performance relative to established goals; and review, evaluate and recommend to the Board the Chief Executive Officer’s compensation.

b.	Review, evaluate and recommend, in consultation with the Chief Executive Officer, goals relevant to the compensation of the Company’s other executive management; and review such officer’s performance in light of these goals and recommend to the Board such officer’s compensation based on this evaluation.

c.	Establish and administer the Company’s incentive cash compensation program for executive management.

d.	Review evaluate and recommend succession planning and management development for executive officers, including the Chief Executive Officer.

e.	Review, evaluate and recommend, in consultation with the Nominating and Corporate Governance Committee, the compensation to be paid to directors of the Company and to directors of affiliates of the Company for their service on the Board.

f.	Review, evaluate and recommend the terms of employment and severance agreements and arrangements for executive management, including any change of control and indemnification provisions, as well as other compensatory arrangements and perquisite programs for executive management.

g.	Administer stock benefit plans adopted by the Company unless such plans are administered by another Committee of the Board.

h.	Review and approve (i) changes in the Corporation’s qualified benefit plans that result in a material change in costs or the benefit levels provided; (ii) changes in the plan trustee, administrator, or service provider; and (iii) the delegation of authority to the Chief Financial Officer and Vice President of Human Resources to administer the plans, including the authority to interpret such plans in individual cases to the extent permissible under such plans.

i.	Provide public disclosure, including the Committee’s annual executive compensation and benefits report, in the Company’s Annual Meeting proxy statement, as required by regulation.

j.	Retain and terminate any compensation and benefits consultant or legal counsel used to assist the Committee in fulfilling its responsibilities, provided the Committee shall notify the Board prior to retaining any such consultant or legal counsel.

k.	Report to the full Board of Directors any actions taken for ratification by the Board, as necessary.

l.	Perform an annual self-evaluation of the Committee and report such evaluation to the Nominating and Corporate Governance Committee or to the full Board.

m.	Annually review this Charter and recommend changes to the Board as needed.

4.	Meetings

The Committee shall meet at least annually, and may hold additional meetings as needed or appropriate. The Committee may ask members of management or others, including legal counsel, to attend meetings or to provide relevant information. A majority of Committee members shall constitute a quorum, and a majority of the members present at any meeting shall decide any questions brought before the Committee.

A meeting may be called by the Chairperson of the Committee or by a majority of the members of the Committee. Notice of any meeting shall be given by the person or persons calling the meeting given to each member of the Committee at least 48 hours prior to the meeting. Notice may be waived by any member in attendance at the meeting.

Members may participate in any meeting by attendance in person or by means of a conference by telephone or other communications equipment in which all persons participating can hear each other. Any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting if all members of the Committee consent thereto in writing. The Committee shall report its actions and recommendations to the Board after each Committee Meeting. Minutes of each meeting shall be kept and shall be provided to the Board. All other procedural matters shall be governed in the manner specified in the Company’s or the Bank’s bylaws, as the case may

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